EXHIBIT EX. - 99.1

                       ATWOOD ANNOUNCES CONTRACT EXTENSION
                                  FOR RICHMOND


Houston, Texas
6 March 2007


FOR IMMEDIATE RELEASE


     On March 6, 2007, Atwood Oceanics, Inc. (NYSE: ATW), announced that HELIS OIL & GAS ("HELIS") has exercised its one remaining option to have the RICHMOND drill four (4) additional wells immediately following the completion of its current commitment with HELIS (May/June 2007) at an agreed dayrate of $80,000. The drilling of these four (4) additional wells is expected to take until September/October 2007 to complete.



     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.